GlaxoSmithKline plc S-8

Exhibit 4.14

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GLAXOSMITHKLINE PLC

RULES OF THE GLAXOSMITHKLINE 2017
DEFERRED ANNUAL BONUS PLAN

Shareholder approval	4 May 2017

Expiry Date:	3 May 2027

Linklaters LLP One Silk Street London EC2Y 8HQ

Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Reference: Neil Sharpe

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Table of Contents

Contents		Page

1	Meaning of words used	1

2	Granting Awards	2

3	Dividends and dividend equivalents	3

4	Vesting of Awards	4

5	Malus and Clawback	5

6	Leaving employment	6

7	Corporate Events	6

8	Tax	8

9	General Terms	8

10	Amendment and termination of the Plan	11

11	Governing Law	12

Schedule 1 United States		13

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1	Meaning of words used

In these Rules:

“Award” means a conditional right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option) which is granted in respect of annual bonus foregone, as described in rule 2.3;

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means the remuneration committee of the board of directors of the Company or any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means GlaxoSmithKline plc;

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means any restriction on dealing in securities imposed by regulation, statute, order or any code adopted by the Company as varied from time to time;

“Dividend Equivalents” means a right to cash or Shares as described in rule 3.2;

“Executive” means an executive director of the Company or any member of the Corporate Executive Team of the Company;

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Market Value” means, in respect of any day, the closing price of a Share quoted on the London Stock Exchange for the immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee) on which the relevant market was open or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee);

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a conditional right to acquire Shares following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, his personal representatives;

“Plan” means this plan known as “The GlaxoSmithKline 2017 Deferred Annual Bonus Plan” as amended from time to time;

“Recoupment Policy” means the Company’s policy from time to time on the recoupment of value from employees which is applicable to the Participant;

“Shares” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depositary share representing Shares;

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“Short Term Deferral Period” means the period ending on 15 March after the end of the calendar year in which Vesting occurs;

“Takeover” has the meaning given to it in rule 7.1;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in his Award and “Vest” shall be construed accordingly;

“Vesting Date” means the date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under rule 2.2.

2	Granting Awards

2.1	Selection of Participants

The Committee may select any employee (including an executive director) of any Member of the Group to be granted an Award.

2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:

2.2.1	the proportion of annual bonus which an employee will forgo in return for the grant of an Award;

2.2.2	the Vesting Date or Vesting Dates;

2.2.3	the terms of any conditions;

2.2.4	whether the Award will take the form of a Nil-Cost Option (and if the Committee does not so decide, the Award will take the form of a Conditional Award);

2.2.5	if the Award is in the form of a Nil-Cost Option, whether the Award will be exercisable for a period shorter than the period from Vesting up to the tenth anniversary of the Award Date except where Rule 6 (Leavers) or Rule 7.1 (Takeover) applies (and if the Committee does not so decide, the Nil-Cost Option will be exercisable for such period);

2.2.6	whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see rule 3.2);

2.2.7	if the Award will Vest on a date other than the Vesting Date if the Participant leaves employment (see Rule 6.1); and

2.2.8	which (if any) Schedules to the Plan will apply to the Award.

2.3	Size of Awards

The Grantor will grant to the Participant an Award over a number of Shares with a Market Value on the Award Date equal to the gross amount of bonus foregone (or, if the Committee so decides, the net amount of bonus foregone).

Additional Shares may be made subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer social security liability.

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2.4	Timing of Awards

Awards may not be granted after 3 May 2027.

The Award Date for an Award must be within the 42 days starting on any of the following:

2.4.1	the day after the announcement of the Company’s results for any period; or

2.4.2	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards; or

2.4.3	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.4.4	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.5	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive or be directed to a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.6	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.

3	Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:

3.2.1	unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the date of Vesting, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this rule 3.2) on the basis of the market value of a Share on the payment date; or

3.2.2	if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in rule 3.2.1, as soon as practicable after Vesting (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the date of Vesting on the number of Shares then Vesting; or

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3.2.3	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.

For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this rule 3, “market value” means Market Value or, if the Committee so decides, the closing price of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under rule 7.4.

For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the date of Vesting and the date that the relevant Shares are issued or transferred to the Participant.

4	Vesting of Awards

4.1	Normal Vesting

Subject to rules 4.6, 5, 6 and 7, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates).

4.2	Consequences of Vesting – Conditional Award

Subject to rules 4.5 and 4.6.2, as soon as practicable after the Vesting of an Award (and in any event no later than the date on which the Short Term Deferral Period expires) which takes the form of a Conditional Award, the Grantor shall procure that:

4.2.1	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and

4.2.2	the Participant is paid any amount due under rule 3.2.2 (dividend equivalents).

4.3	Consequences of Vesting – Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period up to the tenth anniversary of the Award Date, unless the Grantor determined on the Award Date that a shorter period should apply or if rules 6 (leavers) or 7.1 (takeovers) apply.

The Grantor will procure that the Participant is paid any amount due under rule 3.2.2 (dividend equivalents) as soon as practicable after the date of Vesting (and in any event no later than the date on which the Short Term Deferral Period expires).

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this rule 4.3.

Subject to rules 4.5 and 4.6.2, within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil-Cost Option has been exercised are issued or transferred to the Participant.

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4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of rule 3.2 (or any other reason) shall be aggregated as at the date of Vesting, and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may decide to satisfy an Award or the exercise of a Nil-Cost Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred on the date of Vesting (or exercise, in the case of a Nil-Cost Option).

The Committee may grant an Award on the basis that it will always be satisfied as described in this rule 4.5.

4.6	Delay for Dealing Restrictions

4.6.1	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.

4.6.2	If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in rules 4.2 or 4.3, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.

5	Malus and Clawback

5.1	Delay for investigations

The Committee may decide to delay the Vesting or exercise of an Award held by a Participant and/or the delivery of Shares to such Participant in circumstances where there is any internal or external investigation or action which relates to, or may relate to, the Participant.

When the Committee has become aware of the outcome of and/or significance of any such investigation or action then it may decide to:

5.1.1	reduce the number of Shares subject to the Award or to be delivered to the Participant in whole or in part;

5.1.2	impose additional conditions on the Vesting or exercise of the Award or the delivery of the Shares;

5.1.3	determine the timing of any Vesting or exercise of the Award or any delivery of the Shares.

Where there is a delay under this Rule 5.1 the following provisions will apply:

5.1.4	if a Participant leaves employment after the date on which the Award would have Vested but for the delay then, unless the Committee decides otherwise, Rule 6 (leaving employment) will not apply. The Award will continue and Vest to the relevant extent (subject to any further adjustment under this Rule 5) under this Rule 5.1;

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5.1.5	Vesting or exercise of the Award or delivery of Shares will not be delayed beyond any date on which Vesting, exercise or delivery would otherwise occur under rule 7 (Corporate Events).

The Vesting of an Award may also be delayed under the Recoupment Policy.

5.2	Reduction or lapse of Awards

The Committee (or, if appropriate, the Recoupment Committee of the Company) may decide that an Award which has not Vested (or a Nil-Cost Option which has not been exercised) will lapse wholly or in part:

5.2.1	pursuant to the terms of the Recoupment Policy; or

5.2.2	if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.

6	Leaving employment

6.1	General rules on leaving employment

6.1.1	Subject to Rule 6.1.2, if a Participant leaves employment before the Vesting Date then his Award will continue and Vest on the Vesting Date unless the Committee decided on the Award Date that a different date for Vesting would apply in such circumstances.

6.1.2	If a Participant leaves employment:

(i)	by reason of termination for gross misconduct; or

(ii)	in circumstances where his employer is entitled to summarily terminate his employment and the Committee decides that this Rule 6.1.2 will apply then his Award will lapse on the date he leaves employment.

6.1.3	A Nil-Cost Option which Vests on or after a Participant leaving employment will, subject to Rule 7, be exercisable for a period of twelve months following such Vesting and shall be automatically exercised at the end of that period to the extent it remains unexercised.

6.1.4	A Nil-Cost Option which is already exercisable on a Participant leaving employment will, unless Rule 6.1.2 or 7 applies, continue to be exercisable for a period of twelve months following such leaving and shall be automatically exercised at the end of that period to the extent it remains unexercised.

6.2	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or executive director of any Member of the Group and not before.

7	Corporate Events

7.1	Takeover

If there is a Takeover, each Award will Vest on the date of the Takeover.

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Any Nil-Cost Option which Vests or is already exercisable on the date of the Takeover will be exercisable for a period of six weeks following such date and shall be automatically exercised at the end of that period to the extent it is unexercised.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:

7.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

7.1.2	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:

7.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

7.2.2	The new award shall have equivalent terms to those of the Award that was exchanged.

7.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

7.2.4	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

7.2.5	With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 7.2.1.

7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under rule 7.2.

7.4	Rights issues and changes in share capital

If there is:

7.4.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

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7.4.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

7.4.3	a special dividend or distribution, or

7.4.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree the transfer of liability for employer social security contributions to him.

The Company, any employing company or trustee of any employee benefit trust, will withhold any amounts or make such arrangements as it considers necessary to meet any liability it has to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until he does so.

9	General Terms

9.1	Source of Shares

Awards may be satisfied with newly issued Shares, treasury Shares or Shares purchased in the market in conjunction with an employee benefit trust.

9.2	Limits on use of new issue and treasury shares

The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued Shares or the issue and allotment of Shares. Rights which have lapsed or been surrendered will not count towards these limits.

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For so long as recommended by the Investment Association, the transfer of treasury Shares shall be treated as the issue of new Shares for the purposes of this limit.

9.3	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This rule 9.3 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

9.4	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.5	Discretionary nature of the Plan

9.5.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any employee, Participant or any other person (“Employee”).

9.5.2	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.

9.5.3	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level or to be granted an annual bonus. The payment of an annual bonus or the grant of Awards on any particular basis in one or over any number of years does not imply any right to be paid an annual bonus or be granted or considered for Awards on that or any other basis in any other year.

9.5.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

9.5.5	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).

9.5.6	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

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9.5.7	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

9.5.8	For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

9.6	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.7	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.8	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.9	Consents

All issues or transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.10	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working outside the United Kingdom and outside the United States of America will be deemed to have been given on the seventh day after the date of posting.

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Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.11	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

9.11.1	administering and maintaining the Participant’s records;

9.11.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

9.11.3	providing information to future purchasers of the Company or the business in which the Participant works; and

9.11.4	transferring information about the Participant to any country or territory (including outside the European Economic Area).

10	Amendment and termination of the Plan

10.1	Directors’ powers

Except as described in the rest of this rule 10, the Committee may at any time change the Plan in any way. Changes may affect Awards already granted.

10.2	Shareholder approval

10.2.1	Except as described in rule 10.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for any Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and terms of, securities, cash or other benefits under the Plan and for the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this rule 10.2.1.

10.2.2	The Committee can change the Plan and the adjustment thereof and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

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(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

10.3	Notice

The Committee is not required to give notice of any changes made to any Participant affected.

10.4	Termination of the Plan

The Committee may terminate the Plan at any time but it will terminate automatically on 3 May 2027. The termination of the Plan will not affect existing Awards.

11	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

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Schedule 1
United States

1	Application of Schedule

The rules of this Schedule are made under and amend and supplement (as applicable) the terms of the Plan and any related Schedules. The rules of this Schedule apply to those Participants who are employees of a Member of the Group subject to US taxation (“US Participants”). In the event of any conflict, this Schedule shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

2	Definitions

The words and expressions used in this Schedule which have capital letters have the same meaning as they have in the rules of the Plan and/or any other applicable Schedule unless modified by this Schedule.

3	Dividend Equivalents

If an Award carries Dividend Equivalents, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the date an Award is paid, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this rule 3) on the basis of the Market Value of a Share on the payment date of such dividend.

4	Vesting of Awards

Subject to rule 5 of the Plan and rules 5 and 6 of this Schedule, on the date immediately following the Vesting Date determined by the Committee on the Award Date and set out in the deed of award (or as soon as reasonably practicable thereafter, but in any event no later than the date on which the Short Term Deferral Period expires) (the “Payment Date”), the number of Shares in respect of an Award will be issued or transferred to the Participant. The Committee may decide to satisfy an Award by paying to the Participant an amount of cash equal to the Market Value of the number of Shares which would otherwise be issued or transferred on the Payment Date. Awards made under this Schedule 1 are intended to comply with Section 409A of the US Internal Revenue Code of 1986, as amended (“Code”).

5	Leaving Employment

5.1	Subject to rule 5.2 and 7 of this Schedule, and notwithstanding rule 6.1 of the Plan, if a Termination of Employment occurs before the Payment Date, the number of Shares in respect of an Award will be issued or transferred to the Participant on the date set out in the deed of award and communicated to the Participant (or as soon as reasonably practicable thereafter, but in any event no later than the date on which the Short Term Deferral Period expires). For purposes of this Schedule, “Termination of Employment” means any cessation of a Participant’s employment by a Member of the Group that constitutes a “separation from service” within the meaning of US Treas. Reg. 1.409A-1(h).

5.2	Subject to rule 7 of this Schedule, if a Participant’s Termination of Employment is other than in the circumstances where his Award will lapse under rule 6.1.2 of the Plan, the number of Shares in respect of an Award will be issued or transferred to the Participant on the date set out in the deed of award and communicated to the Participant (or as soon as reasonably practicable thereafter, but in any event no later than the date on which the Short Term Deferral Period expires).

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6	Takeover

Rules 7.1 through 7.3 of the Plan shall not apply to US Participants. If a Takeover constitutes, within the meaning of US Treas. Reg. 1.409A-3(i)(5), a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, upon such Takeover (or as soon as reasonably practicable thereafter, but in any event no later than the date on which the Short Term Deferral Period expires), the number of Shares in respect of an Award will be issued or transferred to the Participant.

7	Specified Employees

To the extent compliance with the requirements of US Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Participant upon or following his Termination of Employment, then notwithstanding any other provision of the Plan or this Schedule (or any otherwise applicable plan, policy, deed, agreement or arrangement), any such payments that are otherwise due within six months following the Participant’s Termination of Employment will be deferred (without interest) and paid to the Participant in a lump sum immediately following that six month period.